Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Associates First Capital Corporation on Form S-8 (File No. 333- ) of our report dated January 19, 1999, on our audits of the consolidated financial statements of Associates First Capital Corporation as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in Associates First Capital Corporation's Annual Report on Form 10-K for the year ended December 31, 1998.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, Texas

September 8, 1999